EXHIBIT 10.7

                                INSTALLMENT NOTE

     FOR VALUE RECEIVED, the undersigned, UNITED WELLHEAD SERVICES, INC., a Texas Corporation ("Maker"), promises to pay to the order of J. RICHARD
ESPINOSA ("Payee"), at 6122 Kuldell Street, Houston, Harris County, Texas
77074, the principal sum of one hundred thirty-five thousand and no/100 dollars ($135,000.00), together with interest on the outstanding unpaid principal balance calculated at the annual rate of one and one-fourth percent (1 1/4%) over the prime established by Texas Commerce Bank, as it may fluctuate from time to time.

     This Note is a renewal of a Note dated June 6, 1995, given in partial consideration for Maker's purchase from Payee of Payee's twenty-one thousand (21,000) shares of common stock of WRI, INC., a Texas corporation, pursuant to that certain "Agreement and Plan of Merger" dated June 6, 1994, by and among Maker, Payee, and various other parties.

     This Note is non-negotiable and non-assignable. The term of this Note is July 1, 1996 through August 1, 1998.

     Principal payments of $5,625.00 (Five thousand six hundred and twenty five dollars & 00/100) plus accrued interest are due and payable in monthly installments, with the first such installment due and payable on August 1, 1996, and the remaining installments of principal plus accrued interest due and payable in consecutive order on the first day of each and every succeeding calendar month thereafter until the expiration of twenty four (24) months. If payment is not received by the 10th day of each calendar month, a late fee of five percent (5%) of the entire payment due (both principal and interest) shall be added to the amount due. Notwithstanding the foregoing, the entire amount remaining unpaid shall be due and payable within five (5) days of receipt of demand from Payee.

     If default is made in a payment of the principal and interest hereof, as and when the same is or becomes due, Payee will advise Maker in writing by certified mail. Maker shall have ten (10) days after receipt of notice to cure any default. If default is not cured within the ten (10) day period, Payee may, without notice or demand declare all sums owing hereon at once due and payable. If default is made in the payment of this Note and maturity (regardless of how its maturity may be brought about) and the same is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership, reorganization, arrangement, or other judicial proceedings for the establishment or collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Maker agrees to pay Payee reasonable attorney's fees. Reasonable attorney's fees shall not exceed ten percent (10%) of all amounts due.

     Maker and guarantors, and each of them, expressly waive demand and presentment for payment, notice of nonpayment, notice of acceleration, notice of intent to accelerate, protest, notice of protest, notice of dishonor, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in handling of securities at any time existing in connection herewith; and are and shall be jointly, severally, directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times had or existing of security for any amount called for hereunder.

     It is the intention of Maker and Payee to conform strictly to all applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the State of Texas and the laws of the United States of America), then, in that event, notwithstanding anything to the contrary in any agreement and entered into in connection with or as security for this Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Note or under any of the other aforesaid agreements or otherwise in connection with this Note allowed by applicable law, and any excess shall be credited on this Note by the holder hereof (or, if this Note shall have been paid in full, refunded to Maker); and (ii) in the event that maturity of this Note is accelerated by reason of an election of any required or
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permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited on this Note (or if this Note shall have been paid in full, refunded to Maker).

     Payee has the right to review the books and financial records of Maker during reasonable business hours and after providing reasonable notice of intent to examine the books and records.

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

     This Note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas.

     DATED: July 30th, 1996.

                                          UNITED WELLHEAD SERVICES, INC.
                                          /s/ Al Dueitt
                                          By: Al Dueitt

                                          Title:  President

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